Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

For Immediate Release

CHAMPIONS ONCOLOGY REPORTS RESIGNATION OF DIRECTOR

August 3, 2012 - Champions Oncology, Inc. (OTC: CSBR), a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs , today announced that James Martell has resigned from the Company’s Board of Directors. Mr. Martell, who started the company in 1985 as a sports-theme restaurant franchise under the name “Champions Sports, Inc.” and has remained on the board through its conversion to a cancer technology company, has resigned to pursue other business opportunities.

“Jim has been a valuable resource and advisor at Champions Oncology”, commented Joel Ackerman, Champions Oncology CEO. “We wish him much success in his new endeavors.”

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s Tumorgraft Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Tumorgrafts, in a manner that preserves the biological characteristics of the original human tumor. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions (“POS”) in which physicians and patients looking for information help guide the development of personalized treatment plans, and Translational Oncology Solutions (“TOS”) in which pharmaceutical and biotech companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs and increasing the adoption of existing drugs. The Company’s Tumorgraft Technology Platform consists of processes, physical tumors and information that we use to personalize the development and use of oncology drugs. The Company is building its Tumorgraft Technology Platform through the procurement, development and characterization of numerous Tumorgrafts within each of several cancer types. Tumorgrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through its POS business. The Tumorgrafts are developed and tested in the Company’s laboratory facility in Baltimore, Maryland.

Our POS business offers physicians and patients information to help guide the development of personalized treatment plans. Our core offering utilizes our technology platform to empirically test the response of a patient’s tumor to multiple oncology drugs or drug combinations. The process begins by implanting a fresh fragment of the patient’s tumor, typically received within 24 hours of surgery or biopsy, in a small colony of immune-deficient mice to grow the tumor tissue. This colony is then expanded by implanting the grown tumor tissue into subsequent generations of mice until a sufficient number of mice are available for testing. At that point, the colony is allocated to different groups, and each mouse in a group is dosed with a different drug or drug combination. The response of the tumor in each mouse is tracked over time and analyzed to determine which drug or drug combination is providing the highest level of tumor growth inhibition. Our data demonstrates that there is a high correlation between the response to drugs of the tumor in mice with the response of the tumor in the patient.